UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2023

REMITLY GLOBAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-40822	83-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1111 Third Avenue, Suite 2100
Seattle, WA 98101
(Address of principal executive offices, including zip code)
(888)736-4859
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RELY	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 5, 2023, the board of directors of Remitly Global, Inc. (the “Company”), upon recommendation of the Nominating and Corporate Governance Committee of the Company’s board of directors, appointed Ryno Blignaut and Phyllis Campbell as directors, effective as of April 6, 2023. Mr. Blignaut and Ms. Campbell will serve as Class I directors, with terms expiring at the Company's 2025 annual meeting of stockholders.
Mr. Blignaut, 50, has been an Operating Partner at Khosla Ventures since December 2019 and serves on the board of directors of several privately held companies. From 2018 to 2019, he was President, Chief Financial and Administrative Officer of Restoration Hardware, Inc., a luxury furniture brand, which involved all areas of finance, accounting, treasury, IR, legal and regulatory compliance. Prior to Restoration Hardware, he acted as Chief Business Officer of Wheels Up Experience Inc., a membership-based private aviation start-up. Mr. Blignaut was Chief Financial and Chief Risk Officer at Xoom Corporation, an electronic money transfer company, from 2005 through its acquisition by PayPal in 2015. He previously worked in the UK assisting new hedge fund managers with their FCA regulatory compliance, accounting and tax challenges. Mr. Blignaut holds a B.Comm (Hons) degree in Accounting from the University of Stellenbosch, South Africa, and is a member of the South African Institute of Chartered Accountants.
Ms. Campbell, 71, most recently served as the Regional Chair of the Pacific Northwest Region for JPMorgan Chase & Co., a financial services company. Prior to joining JPMorgan Chase & Co. in 2009, she was the president and chief executive officer of The Seattle Foundation and president and chief executive officer of U.S. Bank of Washington. She currently serves on the board of directors of Air Transport Services Group, an aviation company, and has previously served on the board of directors of a number of public companies. She holds a Master in Business Administration from the University of Washington and a bachelor’s degree in business administration from Washington State University.
Mr. Blignaut and Ms. Campbell will receive compensation under the Company's non-employee director compensation policy as described in the Company's definitive proxy statement filed on April 19, 2022 and incorporated herein by reference. Each of Mr. Blignaut and Ms. Campbell will be indemnified by the Company pursuant to the terms of the Company's standard form of director indemnification agreement. There are no understandings or arrangements with Mr. Blignaut or Ms. Campbell in connection with his or her appointment as director.
Neither Mr. Blignaut nor Ms. Campbell has been appointed to any committee of the board of directors. Neither of them has any direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.
On April 5, 2023, director Ron Shah notified the Company's Chief Executive Officer and Secretary of his intent to resign as a Class I director on the Company's board of directors, chair of the Talent and Compensation Committee, and a member of the Nominating and Corporate Governance committee effective June 14, 2023. His resignation was not the result of any dispute or disagreement with the Company or the board or any matter relating to the operations, policies or practices of the Company.
The Company issued a press release on April 6, 2023 announcing the appointment of Mr. Blignaut and Ms. Campbell, a copy of which is attached as Exhibit 99.1 to this report.
Additionally, the Company entered into revised offer letters and Change in Control and Severance Agreements with Ankur Sinha, the Company's Chief Technology Officer, and Rene Yoakum, the Company's EVP of Customer and Culture. The revised offer letters generally state that they will receive an annual base salary, that they are eligible to participate in the Company's employee benefit plans to the extent they meet eligibility requirements, that their employment will be on an at-will basis, and that they do not have a fixed employment term, and they will be filed as exhibits to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2023. The Change in Control and Severance Agreements are consistent with Exhibit 10.5 in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

Item 9.01    Financial Statements and Exhibits.
(d)Exhibits.

Exhibit Number	Description

99.1	Press Release dated April 6, 2023
104	Cover page interactive data file (embedded within the Inline XBRL document)
__________________

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remitly Global, Inc.

Date: April 6, 2023	By:	/s/ Hemanth Munipalli
Hemanth Munipalli
Chief Financial Officer (Principal Financial and Accounting Officer)